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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                  June 30, 1999
                Date of Report (Date of earliest event reported)



                               Juno Lighting, Inc.
             (Exact name of registrant as specified in its charter)



           Delaware                     0-11631               36-2852993
(State or other jurisdiction         (Commission             (IRS Employer
      of incorporation)               File Number)           Identification No.)



       1300 S. Wolf Road, P. O. Box 5065, Des Plaines, Illinois 60017-5065
               (Address of principal executive offices) (Zip Code)



                                 (847) 827-9880
                         (Registrant's telephone number)



                                Page 1 of 5 Pages
                             Exhibit Index on Page 5

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ITEM 1.           CHANGES IN CONTROL OF REGISTRANT.

         On June 30, 1999, Jupiter Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Fremont Investors I, LLC ("Fremont Investors), was merged (the "Merger") with and into Juno Lighting, Inc. ("Juno" or the "Company") pursuant to an Agreement and Plan of Recapitalization and Merger dated March 26, 1999 (the "Recapitalization Agreement") by and among Merger Sub, the Company and Fremont Investors. Concurrently with the consummation of the Merger, Fremont Investors purchased 1,052,020 shares and Juno employees purchased 7,980 shares of the Company's newly issued Series A convertible preferred stock, $.001 par value, ("Preferred Stock") at a price of $100 per share, pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). As a result of this purchase, Fremont Investors will initially have an approximate 63.6% voting interest in Juno, barring any withdrawal of dissenters rights by stockholders who exercised them in a timely manner.

         Pursuant to the Recapitalization Agreement, holders of outstanding shares of Juno common stock, $.01 par value, at the effective time of the Merger (the "Effective Time") were entitled to receive an aggregate of 2,400,000 shares of Juno common stock, $.001 par value, in the Merger. Of these 2,400,000 shares, 2,290,805 have been issued and 109,195 have been reserved in conjunction with shares with respect to which appraisal rights have been asserted. All remaining shares of Juno common stock outstanding at the Effective Time, except 1,750,648 shares with respect to which appraisal rights have been asserted, were converted into $25 per share in cash.

         At the Effective Time, the Company entered into a senior credit facility (the "Credit Facility") with NationsBank, N.A., Credit Suisse First Boston and certain other lenders providing (i) a $90 million term facility consisting of a (a) $40 million tranche A term loan ("Term Loan A"), and (b) $50 million tranche B term loan ("Term Loan B"), and (ii) a $35 million revolving credit facility (the "Revolving Credit Facility"). Borrowings under the Credit Facility bear interest, at the Company's option, at a rate per annum equal to either the Eurodollar rate (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements) or a base rate plus a varying applicable percentage. Term Loan A and Term Loan B are each payable in separate quarterly installments commencing February 29, 2000. The final maturity of Term Loan A is November 30, 2005, and the final maturity of Term B loan is November 30, 2006. Borrowings under the Revolving Credit Facility are due on November 30, 2005.

         In addition, the Company issued $125 million principal amount of 11 7/8% senior subordinated notes due July 1, 2009 (the "Notes") to qualified institutional buyers under a private placement offering pursuant to Rule 144A and Regulation S of the Securities Act, resulting in approximately $120.4 million in proceeds to the Company. Interest is payable on the Notes semi-annually on January 1 and July 1 of each year commencing January 1, 2000. The Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including the Credit Facility.


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         The sources of funds for the Merger were the proceeds from the sale of the Preferred Stock, the Credit Facility, the proceeds from the sale of the Notes and the balance from available cash of the Company.

         Pursuant to the Recapitalization Agreement, the directors of the Merger Sub at the Effective Time, Robert Jaunich II and Mark Williamson became the sole directors of the Company, and they will remain so until their successors or other directors are duly elected or appointed.

         To the best of the Company's knowledge, there are no known arrangements which may at a subsequent date result in a subsequent change in control of the Company.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Not applicable
(b)      Not applicable
(c)      Exhibits

         2.1 Agreement and Plan of Recapitalization and Merger, dated March 26, 1999, by and among Fremont Investors I, LLC, Jupiter Acquisition Corp. and the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (File No. 333-76101)).





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            JUNO LIGHTING, INC.


                                            By  /s/ JOEL W. CHEMERS
                                              ----------------------------------
                                            Name:    Joel W. Chemers
                                            Title:   Vice President, Corporate
                                                     Planning

Date:  July 15, 1999



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                                  EXHIBIT INDEX


      Exhibit                     Description
      Number
      ------

        2.1 Agreement and Plan of Recapitalization and Merger, dated March 26, 1999, by and among Fremont Investors I, LLC, Jupiter Acquisition Corp. and the Registrant (incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (File No. 333-76101)).




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